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                                                                   EXHIBIT 11.01

                       PORTOLA PACKAGING, INC. AND SUBSIDIARIES
                        Computation of Net Loss Per Share (1)
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED
                                                           NOVEMBER 30,
                                                   ------------------------
                                                     1997              1996

Weighted average common shares
   outstanding for the period                         11,770         11,813
                                                   ---------      ---------
Shares used in per share calculation                  11,770         11,813
                                                   ---------      ---------
                                                   ---------      ---------

Net loss                                               ($138)         ($926)

Less the increase in the put value of warrants          (742)          (256)
                                                   ---------      ---------

Net loss                                               ($880)       ($1,182)
                                                   ---------      ---------
                                                   ---------      ---------

Net loss per share                                    ($0.07)        ($0.10)
                                                   ---------      ---------
                                                   ---------      ---------


(1) There is no difference between primary and fully diluted net loss per share for all periods presented.